Exhibit 99.3

Shanghai iResearch Co., Ltd.

R701 Tower B, Zhongjin International, Caoxi North No. 333, Xuhui District

Shanghai, China

Ladies and Gentlemen,

We understand that LIZHI INC. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto, including but not limited to the Chinese version and the English translation of the industry research reports titled “A Study on Online Audio and Audio Interactive Entertainment Market in China” (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

For and on behalf of

Shanghai iResearch Co., Ltd.

/s/ Lily Zou
Title: Co-president Name: Lily Zou

October 28, 2019

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